Exhibit 22(b)(iii) under Form N-1A
                                           Exhibit 3(ii) under Item 301/Reg. S-K



                                  AMENDMENT #2
                                 TO THE BY-LAWS
                                       OF
                             FEDERATED CORE TRUST II

                          Effective September 21, 2004



Insert the following into Article V, Officers and Their  Election,  and renumber
Section 12 as Section 13:

     Section 12. Chief Compliance Officer. The Chief Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940, as amended. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.